Exhibit 99.1

Press Release	FELDMAN MALL PROPERTIES, INC. (NYSE – FMP)

Feldman Mall Properties Closes Joint Venture with Heitman at Colonie Center in Albany, New York

Company Release – 10/04/2006 16:15

NEW YORK, Oct. 4 /PRNewswire-FirstCall/ – Feldman Mall Properties, Inc. (NYSE: FMP), a real estate investment trust (REIT) exclusively focused on the renovation and repositioning of regional shopping malls, today announced that it has closed the previously announced joint venture agreement with an affiliate of Heitman in connection with the Colonie Center Mall located in Albany, New York.

Heitman's initial contribution will represent 75% of the joint venture equity. FMP will retain 25% of the total equity in the property. In connection with the recapitalization of the mall, the Company has refinanced the $50.7 million first mortgage bridge loan with a new construction facility with a maximum capacity totaling $109.8 million. The new construction loan matures in October 2008 and has an all-in fixed interest rate of 6.84%. The loan may be extended beyond 2008, subject to certain customary requirements for up to two additional years. FMP will continue to manage the property and will receive customary management, construction and leasing fees.

FMP will be the managing member of the joint venture and will be responsible for the management, leasing and construction of the property, and will charge customary market fees for such services. Larry Feldman, Feldman Mall Properties' Chairman and CEO, stated, "This is a great transaction for both FMP and Heitman. This agreement is consistent with FMP's overall business plan of entering into joint ventures in order to maximize the return on equity by reducing our equity investment and receiving future promoted equity and current fee income." Lewis Ingall, of Heitman, stated: "We are excited to venture with FMP on this asset and participate in the momentum that has begun to occur. The new tenancy that FMP has attracted to Colonie, including The Cheesecake Factory, LL Bean, PF Chang's, Barnes & Noble and a Regal Theater, will greatly strengthen this well-established property."

Colonie Center is situated on Wolf Road, which is the main thoroughfare for conducting business in the New York State capital region as well as for tourists visiting the entire Adirondack region. Wolf Road and Colonie Center have nearly immediate access to Interstate 87. The Albany airport and nearly 2,000 hotel rooms and over 1,000,000 square feet of office space are located within close proximity to Colonie Center and the Wolf Road corridor. The five new tenants at Colonie (LL Bean, Barnes & Noble, Regal Entertainment, Cheesecake Factory and PF Chang's) will be joining one of the most successful Macy's in upstate New York in addition to Sears, Boscov's and Christmas Tree Shops.

Company Profile

Feldman Mall Properties, Inc. is a real estate investment trust, or REIT, that acquires, owns and repositions enclosed regional malls. The Company's portfolio consists of seven regional malls aggregating approximately 7.0 million square feet. Feldman Mall Properties, Inc. is the only publicly held REIT that specializes exclusively in the renovation and repositioning of enclosed regional shopping malls. Feldman Mall Properties' investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. For more information on Feldman Mall Properties, Inc., visit the Company's website at http://www.FeldmanMall.com.

To receive the Company's latest news releases and other corporate documents, please contact the Company at (516) 684-1239 or at http://www.FeldmanMall.com. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: http://www.FeldmanMall.com.

Forward-Looking Information

This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including without limitation the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward- looking statements.

SOURCE Feldman Mall Properties, Inc.

Contact: Larry Feldman, Chairman & Chief Executive Officer, Feldman Mall Properties, Inc., or Thomas E. Wirth, EVP & Chief Financial Officer, +1-516-684-1239; or Lisa Fortuna, Financial Relations Board, +1-312-640-6779, or lfortuna@frbir.com